UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       the Securities Exchange Act of 1934


      Date of Report (Date of earliest reported event):  September 2, 2003


                      Internet Business International, Inc.
             (Exact name of registrant as specified in its charter)


             Nevada                   0-20259                    33-0845463
(State  or  other  jurisdiction     (Commission                 (IRS Employer
      of  incorporation)           File  Number)            Identification  No.)


                      2250 E. Tropicana Ave., Suite 19-309
                             Las Vegas, Nevada 89119

               (Address of principal executive offices)  (Zip Code)

                                 (702) 588-2387
               Registrant's telephone number, including area code

                                      None
          (Former name or former address, if changed since last report)

ITEM  5.  OTHER  INFORMATION.

On July 28, 2000, Internet Business International, Inc. (the "Company") entered into an agreement to sell 370,000 shares of PMCC common stock it had acquired on or about July 27, 2000 from Ronald Friedman et al. pursuant to the terms of a Stock Purchase Agreement.

In December 31, 2000, the Company received payments in the amount of $559,812.00 towards the purchase of the PMCC common stock and the Company released a portion of the shares of PMCC common stock (approximately 149,283 shares).


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The  Company  has  agreed to reacquire the 149,283 shares previously sold to the investor. The agreement provides for the issuance of 560,000 shares of DCM Enterprises ("DCME") common stock in addition to 40,000,000 shares of restricted common stock the Company. The agreement also allows the Company to purchase from the investor 200,000 shares of the 560,0000 shares of DCME based upon the following terms per quarter; 40,000 shares of DCME for 40,000,000 shares of restricted common stock of the Company. This agreement to purchase the 200,000 shares of DCME is only in effect until such time that DCME becomes trading.

ITEM  7.  FINANCIAL  STATEMENTS  AND  EXHIBITS

(c)     Exhibits

No exhibits have been filed with this Form 8-K as the Company does not believe that such exhibits would contain information material to an investment decision that is not otherwise disclosed. The Company hereby agrees to furnish a copy of any omitted exhibit to this Form 8-K to the Securities and Exchange Commission upon its request.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        INTERNET  BUSINESS  INTERNATIONAL,  INC.


Date:  September  4,  2003              By:  /s/Albert  R.  Reda
                                        Albert  R.  Reda
                                        Chief  Executive  Officer


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